EXHIBIT 10BL
AMENDMENT NO. 2
TO
BRUSH ENGINEERED MATERIALS INC.
EXECUTIVE DEFERRED COMPENSATION PLAN II
     The Brush Engineered Materials Inc. Executive Deferred Compensation Plan II (the “Plan”), established and maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees for years beginning after December 31, 2004, which is intended to meet the requirements of Section 409A of the Internal Revenue Code, is hereby amended in the following respect.
1. The last sentence of Section 6.3 of the Plan is amended to provided as follows:
In the case of any key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of an Employer, distributions may not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Participant), provided that in the case of any distribution which would be made on an earlier date but for this restriction, such distribution shall be made as soon as practicable on or after the first day of the month following the date which is six months after the date of the key employee’s separation from service.
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     WITNESS WHEREOF, Brush Engineered Materials Inc. has caused this Amendment to be executed by its duly authorized officer this 5th day of December, 2006.

BRUSH ENGINEERED MATERIALS INC.

By	/s/ Michael C. Hasychak
Name:	Michael C. Hasychak
Title:	Vice President, Secretary and Treasurer